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                                                                    EXHIBIT 23.2

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1996 Equity Participation Plan and the 1997 Employee Stock Purchase Plan of Bristol Retail Solutions, Inc. of our report dated March 27, 1997, with respect to the consolidated financial statements of Bristol Retail Solutions, Inc. included in its Annual Report (Form 10-KSB) for the year ended December 31,1996; of our report dated March 5, 1997, with respect to the financial statements of Automated Register Systems, Inc., included in its Form 8-KA dated March 14,1997; and our report dated July 15, 1997, with respect to the financial statements of Electronic Business Machines, Inc. included in its Form 8-KA dated August 12, 1997 filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Orange County, California
January 8, 1998